Exhibit 4.6

TREES CORPORATION

DESCRIPTION OF SECURITIES

TREES Corporation, a Colorado corporation (referred to as we, us and our), has two classes of securities that are outstanding: common stock, par value $0.001 per share (common stock) and series A convertible preferred stock, no par value (series A preferred stock).

The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Articles of Incorporation, as amended (Charter), and our Amended and Restated Bylaws (Bylaws), which are filed as exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and are incorporated by reference herein. We encourage you to read our Charter, our Bylaws and the applicable provisions of the Colorado Business Corporations Act for additional information.

Authorized Shares

Our authorized capital consists of 200 million shares of common stock, par value $0.001 per share, and five (5) million shares of preferred stock, no par value. As of April 1, 2024, we had 108,746,520 outstanding shares of common stock and 1,180 outstanding shares of series A preferred stock.

Common Stock

Holders of shares of common stock have the right to cast one vote for each share of common stock in their name on the books of our company, whether represented in person or by proxy, on all matters submitted to a vote of holders of common stock, including election of directors. There is no right to cumulative voting in election of directors. Except where a greater requirement is provided by statute, by our Charter, or by our Bylaws, the presence, in person or by proxy duly authorized, of one or more holders of a majority of the outstanding shares of our common stock constitutes a quorum for the transaction of business. The vote by the holders of a majority of outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger, or amendment of our articles of incorporation.  Directors are elected by a plurality of votes in accordance with the Colorado Business Corporations Act.

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Colorado Business Corporations Act does, however, prohibit us from declaring dividends where, after giving effect to the distribution of the dividend (1) we would not be able to pay our debts as they become due in the usual course of business or (2) our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends, and we do not plan to declare any dividends in the foreseeable future.

Holders of shares of our common stock are not entitled to preemptive or subscription or conversion rights, and no redemption or sinking fund provisions are applicable to our common stock. All outstanding shares of common stock are, or when issued pursuant to the terms of any convertible securities or warrants will be, fully paid and non-assessable.

The transfer agent and registrar for our common stock is Odyssey Transfer US Inc.

Preferred Stock

Under the terms of the Charter, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges, and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for third-party to acquire, or could discourage a third-party from seeking to acquire, a majority of our outstanding voting stock.